SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ________________


                                    FORM 8-K
                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported) August 4, 2000
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                    DEAN WITTER REALTY YIELD PLUS  II, L.P.
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            (Exact name of registrant as specified in its charter)


          Delaware                    0-18149           13-3469111
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(State or other jurisdiction       Commission      (I.R.S. Employer
    of incorporation)             File Number)       Identification No.)


  Two World Trade Center, New York, New York          10048
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   (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code(212) 392-2974
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        (Former name or former address, if changed since last report)



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Item 5.     Other Events

GCGA, LP ("GCGA"), the partnership which owns the One Congress Street property, has entered into an agreement with an unaffiliated third party to sell the property for $118.5 million. Consummation of the sale is subject to customary closing costs and conditions, including final due diligence by the buyer.

The Partnership owns 42% of the general partnership interest in GCGA. If the sale is consummated in accordance with the agreement and without modification of the sale price, the Partnership's share of the net proceeds of the sale would be approximately $30.75 million after satisfaction of GCGA's first mortgage loan payable. Accordingly, if the sale is consummated in accordance with the agreement and without modification of the sale price, the Partnership would expect to distribute net sales proceeds of approximately $177.78 per investment Unit to Limited Partners, of which approximately $6.35 per investment Unit is expected to be distributed approximately six months after closing of the sale.

There can be no assurance that the sale contemplated by the agreement will be consummated and that, if the sale is consummated, the final sale price would not be less than $118.5 million.

The sale of property would cause the dissolution of the Partnership; however, the timing of the final winding up of the Partnership is uncertain at this time.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DEAN WITTER REALTY YIELD PLUS II, L.P.

                              By:  Dean Witter Realty Yield Plus II, Inc.
                                   Managing General Partner

Date: August 4, 2000          By:  /s/ Raymond E. Koch
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                                   Raymond E. Koch
                                   Principal Accounting Officer